EXHIBIT 10.39

K2M, Inc.

Incentive Stock Option Agreement under the

Amended and Restated 2006 Stock Option and Grant Plan

and Stock Restriction Agreement

Name of Optionee:	(the “Optionee”)

No. of Option Shares:	Shares of Common Stock

Grant Date:	(the “Grant Date”)

Expiration Date:	(the “Expiration Date”)

Option Exercise Price/Share:	(the “Option Exercise Price”)

Pursuant to the K2M, Inc. Amended and Restated 2006 Stock Option and Grant Plan (the “Plan”), K2M, Inc., a Delaware corporation (together with all successors thereto, the “Company”), hereby grants to the Optionee, who is an employee of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company indicated above (the “Option Shares”) at the Option Exercise Price per share, subject to the terms and conditions set forth in this Incentive Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). To the extent that any portion of the Stock Option does not so qualify, it shall be deemed a non-qualified stock option.

1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

An “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Cause” shall mean a vote of the Board resolving that the Optionee should be dismissed as a result of (i) the commission of any act by the Optionee constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) the Optionee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by the Optionee to follow the directives of the Company’s chief executive officer or Board or (iv) any material misconduct, violation of the Company’s policies, or willful and deliberate non-performance of duty by the Optionee in connection with the business affairs of the Company.1

“Covered Shares” shall mean the shares of Common Stock issued upon exercise of this Stock Option and any shares of Common Stock received upon exercise of options or awards granted under the K2M, LLC 2005/2006 Equity Incentive Plan; the K2M, Inc. 2006 Stock Option and Grant Plan (as amended); the K2M Equity, LLC 2004 Equity Incentive Plan; or the K2M BSA, LLC 2004 Equity Incentive Plan.

“Permitted Transferees” shall mean any of the following to whom the Optionee may transfer Covered Shareshereunder (as set forth in Section 8 herein): the Optionee’s spouse,

[1]	If a recipient of a Stock Option has an employment agreement with a definition of “Cause,” then this definition should be conformed.

children (natural or adopted), stepchildren or a trust for their sole benefit of which the Optionee is the settlor; provided, however, that any such trust does not require or permit distribution of any Covered Shares during the term of this Agreement unless subject to its terms. Upon the death of the Optionee (or a Permitted Transferee to whom shares have been transferred hereunder), the term Permitted Transferees shall also include such deceased Optionee’s (or such deceased Permitted Transferee’s) estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Sale Event” shall mean, regardless of form thereof, consummation of (i) any liquidation, dissolution or winding up of the Company and its subsidiaries, whether voluntary or involuntary, (ii) a merger or consolidation of the Company with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation immediately following such event is held by persons or entities who were stockholders of the Company immediately prior to such event), (iii) the sale, license or transfer of all or substantially all of the properties and assets of the Company and its subsidiaries, or (iv) any other change of control of 50% or more of the outstanding equity or voting power of the Company.

“Subsidiary” shall mean any corporation (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock or other interests possessing 50 percent or more of the total combined voting power of all classes of stock or in one of the other corporations in the chain.

2. Vesting, Exercisability and Termination.

(a) No portion of this Stock Option may be exercised until such portion shall have vested.

(b) Except as set forth below and in Section 6 herein, this Stock Option shall be vested and exercisable with respect to the Option Shares on the respective dates indicated below:2

[2]	Qualification for incentive stock option treatment under IRC Section 422 is subject to an annual limit under the federal tax laws. The aggregate fair market value of the shares of common stock (determined at the date of grant) for which an option may for the first time become exercisable in any calendar year as an incentive stock option may not exceed $100,000. To the extent you hold two or more incentive stock option which become exercisable for the first time in the same calendar year, the $100,000 limitation is applied on the basis of the order in which those options were granted.

Incremental (Aggregate Number) of Option Shares Exercisable	Vesting Date	Estimated Maximum Number of Shares Which May Qualify as ISO per IRS Code 422(d)	Estimated Maximum Number of Shares Which May Qualify as NSO per IRS Code 422(d)

(c) Termination. Except as may otherwise be provided by the Committee, if the Optionee’s employment with the Company or a Subsidiary is terminated, the period within which to exercise this Stock Option may be subject to earlier termination as set forth below:

(i) Termination Due to Death or Disability. If the Optionee’s employment terminates by reason of such Optionee’s death or disability (as defined in Section 22(e)(3) of the Code), this Stock Option may be exercised, to the extent exercisable on the date of such termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the date of death or disability or until the Expiration Date, if earlier, subject in any event to Section 6 herein.

(ii) Other Termination. If the Optionee’s employment terminates for any reason other than death or disability, and unless otherwise determined by the Committee, this Stock Option may be exercised, to the extent exercisable on the date of termination, for a period of 90 days from the date of termination or until the Expiration Date, if earlier; provided however, if the Optionee’s employment is terminated for Cause or the Optionee voluntarily terminates when grounds for the Optionee’s termination for Cause exists, this Stock Option shall terminate immediately upon the date of such termination. For purposes hereof, the Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees or Permitted Transferees. Any portion of this Stock Option that is not exercisable on the date of termination of the employment shall terminate immediately and be null and void.

(d) This Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code to the extent permitted under applicable law. In order to obtain the benefits of incentive stock option treatment under Section 422 of the Code for federal income tax purposes, no sale or other disposition may be made of Covered Shares received on exercise of this Stock Option within the one-year period beginning on the day after the day of the transfer of such Covered Shares to him or her, nor within the two-year period beginning on the day after the date of grant of this Stock Option and further that this Stock Option must be exercised within three (3) months after termination of employment as an employee (or 12 months in case of death or disability) to qualify as an incentive stock option. If the Optionee disposes (whether by sale, gift, transfer or otherwise) of any such Covered Shares within either of these periods, he or she will notify the Company within 30 days after such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions required by the

Company for tax purposes. Further, to the extent the Fair Market Value (determined at the time of grant) of the Option Shares covered by this Stock Option and any other incentive stock options granted to the Optionee by the Company (or any Parent or subsidiary corporation, which first become exercisable in any calendar year exceeds $100,000, such options will not qualify as incentive stock options. The $100,000 limit in the preceding sentence shall be applied to Stock Options in the order granted.

3. Exercise of Stock Option.

(a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date (subject to Section 6 herein), the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares with respect to which this Stock Option is exercisable at the time of such notice. Such notice shall specify the number of Option Shares to be purchased. Payment of the purchase price may be made by one or more of the methods described below. Payment instruments will be received subject to collection.

(i) in cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares;

(ii) by the Optionee delivering to the Company a promissory note if the Board has expressly authorized the loan of funds to the Optionee for the purpose of enabling or assisting the Optionee to effect the exercise of his or her Stock Option; provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note if otherwise required by state law; or

(iii) if the Initial Public Offering has occurred, then (A) through the delivery (or attestation to ownership) of shares of Common Stock that have been purchased by the Optionee on the open market or that have been held by the Optionee for at least six months and are not subject to restrictions under any plan of the Company and in any event with an aggregate Fair Market Value (as of the date of such exercise) equal to the option purchase price, (B) by the Optionee delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (C) a combination of (i), (ii), (iii)(A) and (iii)(B) above.

(b) Certificates for the Option Shares so purchased will be issued and delivered to the Optionee upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance. Until the Optionee shall have complied with the requirements hereof and of the Plan, the Company shall be under no obligation to issue the Option Shares subject to this Stock Option, and the determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the Covered Shares to the Optionee, and the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full dividend and other ownership rights with respect to such Covered Shares, subject to the terms of this Agreement.

(c) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

5. Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

6. Effect of Certain Transactions. In the case of and subject to the consummation of a Sale Event, the Committee or any entity assuming the obligations of the Company under the Plan (the “Successor”) shall, in its sole discretion, as to outstanding Stock Options, either (x) make appropriate provisions in connection with such transaction for the assumption or continuation of such outstanding Stock Options or the substitution of such Stock Options with new stock options of the Successor or a parent or subsidiary thereof, with such adjustment as to the number and kind of shares and the per share exercise prices as the Company and the Successor shall agree, (y) upon written notice to the Optionees, provide that all Stock Options must be exercised, to the extent then exercisable (taking into account vesting acceleration, if any), (such exercise to be contingent upon the closing of such Sale Event) at the closing of which all unexercised and/or unvested Options shall terminate, or (z) terminate all Stock Options (vested and unvested) in exchange for a payment with respect to the shares of Common Stock underlying all vested Stock Options (including any portion subject to accelerated vesting) in like kind (cash or stock) and amount as is payable to a holder of Common Stock in the Sale Event transaction, net of the exercise price applicable to all such vested Stock Options, such consideration to be subject to such other terms and conditions as may be set forth in the acquisition agreement relating to such Sale Event.

7. Withholding Taxes. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Committee, the Optionee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Common Stock to be issued or transferring to the Company, a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due. The Optionee acknowledges and agrees that the Company or any Subsidiary of the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

8. Restrictions on Transfer of Covered Shares. None of the Covered Shares shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”)), and such disposition is in accordance with the terms and conditions of this Section 8 and such disposition does not cause the Company to become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In connection with any transfer of Covered Shares, the Company may require the transferor to provide at the Optionee’s own expense an opinion of counsel to the transferor, satisfactory to the Company, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act). Any attempted disposition of Covered Shares not in accordance with the terms and conditions of this Section 8 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Covered Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Covered Shares. Subject to the foregoing general provisions, Covered Shares may be transferred pursuant to the following specific terms and conditions:

(a) Transfers to Permitted Transferees. The Optionee may sell, assign, transfer or give away any or all of the Covered Shares to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement to the same extent as the Optionee (including, without limitation, the provisions of Sections 8, 10 and 11, herein) and shall have delivered a written acknowledgment to that effect to the Company.

(b) Transfers Upon Death. Upon the death of the Optionee, any Covered Shares then held by the Optionee at the time of such death and any Covered Shares acquired thereafter by the Optionee’s legal representative pursuant to this Agreement shall be subject to the provisions of Sections 8, 10 and 11, herein, if applicable, and the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Covered Shares to the Company or its assigns under the terms contemplated hereby.

(c) Company’s Right of First Refusal. In the event that the Optionee (or any Permitted Transferee holding Covered Shares subject to this Section 8(c)) desires to sell or otherwise transfer all or any part of the Covered Shares, the Optionee (or Permitted Transferee) first shall give written notice to the Company of the Optionee’s (or Permitted Transferee’s) intention to make such transfer. Such notice shall state the number of Covered Shares which the Optionee (or Permitted Transferee) proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee. At any time within 30 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice. The Company or its assigns shall exercise this right by mailing or delivering written notice to the Optionee (or Permitted Transferee) within the foregoing 30-day period. If the Company or its assigns elect to exercise its purchase rights under this Section 8(c), the closing for such purchase shall, in any event, take place within 45 days after the receipt by the Company of the initial notice from the Optionee (or Permitted Transferee). In the event that the Company or its assigns do not elect to exercise such purchase right, or in the event that the Company or its assigns do not pay the full purchase price within such 45-day period, the Optionee (or Permitted Transferee) may, within 60 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Optionee’s (or Permitted Transferee’s) notice. Any Offered Shares purchased by such proposed transferee shall again be subject to the terms of this Agreement. Any Shares not sold to the proposed transferee shall remain subject to this Agreement. Notwithstanding the foregoing, the restrictions under this Section 8(c) shall terminate in accordance with Section 12(a) herein.

9. Escrow Arrangement.

(a) Escrow. In order to carry out the provisions of Sections 8 and 10 of this Agreement more effectively, the Company shall hold any Covered Shares in escrow together with separate stock powers executed by the Optionee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Covered Shares, execute a like stock power as to such Covered Shares. The Company shall not dispose of the Covered Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Optionee and any Permitted Transferee, as the Optionee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Covered Shares being purchased and to transfer such Covered Shares in accordance with the terms hereof. At such time as any Covered Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Optionee, deliver to the Optionee (or the relevant Permitted Transferee) a certificate representing such Covered Shares with the balance of the Covered Shares to be held in escrow pursuant to this Section 9.

(b) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Optionee, any Permitted Transferees or any other person or entity is required to sell the Optionee’s Covered Shares pursuant to the provisions of Sections 8 and 10 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Covered Shares the certificate or certificates evidencing such Covered Shares together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Covered Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Optionee, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Optionee as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the person or entity who was required to sell the Covered Shares to be sold pursuant to the provisions of Sections 8 and 10 herein, such Covered Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

10. Drag Along Right. In the event the holders of a majority of the Company’s equity securities then outstanding (the “Majority Shareholders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or all or fifty percent (50%) or more of the capital stock of the Company, in each case in a transaction constituting a change in control of the Company, to any non-Affiliate(s) of the Company or any of the Majority Shareholders, or to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Majority Shareholders (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), the Optionee, including any Permitted Transferees, shall be obligated to and shall upon the written request of a Majority Shareholders (subject to Section 6 herein): (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, his or her Covered Shares (including for this purpose all of such Optionee’s or his or her Permitted Transferee’s Covered Shares that presently or as a result of any such transaction may be acquired upon the exercise of options (following the payment of the exercise price therefor)) on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Covered Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 10. The obligations under this Section 10 shall terminate in accordance with Section 12(a) herein.

11. Lockup Provision. The Optionee agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any Covered Shares (including, without limitation pursuant to Rule 144 under the Act) held by him or her for such period following the effective date of any registration statement of the Company filed under the Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s Initial Public Offering or 90 days in the case of any other public offering.

12. Miscellaneous Provisions.

(a) Termination. The restrictions on transfer of Covered Shares under Section 8 herein and the Drag Along obligations under Section 10 herein shall terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or successor entity) of the same class as the Covered Shares are registered under Section 12 of the Exchange Act and publicly traded on NASDAQ/NMS or any national securities exchange.

(b) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(c) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in Section 8 and obligations under Sections 10 and 11 herein shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of Covered Shares.

(d) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to conflict of law principles.

(f) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(g) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(h) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(i) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(j) Dispute Resolution. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Wilmington, Delaware.

The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith. This Section 12(j) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(k) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

The Stock Option will expire on [            ] at 5:00 p.m. unless a signed copy of this Agreement is returned to Luke Miller, Corporate Counsel, on or before such time.

By signing this Agreement, you acknowledge receipt of a copy of the Plan and this Agreement and the attachments thereto, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement and its attachments and the Plan; (b) you understand and agree that this Agreement and its attachments and the Plan constitute the entire understanding between you and the Company regarding the Stock Option, and that any prior agreements, commitments or negotiations concerning the Stock Option are replaced and superseded; and (c) you understand and agree that by accepting this Stock Option you are agreeing to the restrictions on transfer in Section 8 and the obligations in Sections 10 and 11 and that these restrictions and obligations will apply to all shares of the Company Common Stock obtained by you upon exercise of options granted by the Company, K2M Equity, LLC or K2M BSA, LLC.

K2M, Inc.:	OPTIONEE:

By:

[SPOUSE’S CONSENT3

I acknowledge that I have read the

foregoing Incentive Stock Option Agreement

and understand the contents thereof.]

[3]	A spouse’s consent is required only if the Optionee’s state of residence is one of the following community property states: Arizona, California, Idaho, Louisiana, New Mexico, Nevada, Texas, Washington and Wisconsin (check WI statute).

Appendix A

Stock Option Exercise Notice

K2M, Inc.

Attention: Chief Financial Officer

751 Miller Dr. SE, Suite F-1

Leesburg, VA 20175

Pursuant to the terms of my stock option agreement dated            (the “Agreement”) under the K2M, Inc. (“K2M”) Amended and Restated 2006 Stock Option and Grant Plan, I,            , hereby [Circle One] partially/fully exercise such option by including herein payment in the amount of $             representing the purchase price for [Fill in number of shares]             shares of K2M common stock (the “Option Shares”). I have chosen the following form(s) of payment:

[ ]	1.	Cash

[ ]	2.	Certified or bank check payable to K2M, Inc.

[ ]	3.	Other (as described in the Agreement (please describe))

In connection with my exercise of the option as set forth above, I hereby represent and warrant to K2M as follows:

(i) I am purchasing the Option Shares for my own account for investment only and not for the interest of any other person, and not for resale or with a view to the distribution thereof.

(ii) I have had such an opportunity as I have deemed adequate to obtain from K2M such information as is necessary to permit me to evaluate the merits and risks of my investment in K2M. I further represent and covenant to K2M that I have consulted with my own advisers with respect to my investment in K2M.

(iii) I understand that to enforce the restrictions on the Option Shares K2M will retain the certificates for shares and will maintain a stock power in blank at K2M’s headquarters.

(iv) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the option shares and to make an informed investment decision with respect to such purchase.

(v) I understand that the Option Shares may not appreciate in value and may not decrease in value. I recognize that holding the Option Shares involves certain risks, in that among other factors: (1) the successful operation of K2M may depend on factors beyond the control of the management of K2M; and (2) there are substantial restrictions on the transferability of, and there will be no public market for, the Option Shares, and accordingly, it may not be possible for me to liquidate my investment in the Option Shares in case of the imminent need of funds or any other emergency.

(vi) I can afford a complete loss of the value of the option shares and am able to bear the economic risk of holding such option shares for an indefinite period of time.

(vii) I acknowledge that if I am a current or former employee, K2M’s obligation to honor this Notice of Exercise and issue Option Shares is subject to my delivery to K2M of sufficient funds to enable K2M to comply with applicable tax withholding requirements.

(viii) I understand that the option shares may not be registered under the Securities Act of 1933 (it being understood that the option shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing option shares will bear restrictive legends reflecting the foregoing. I understand that no federal or state agency has passed on or made any recommendations or endorsements with respect to the acquisition of the Option Shares.

Sincerely yours,

Name:

Address: